CONFIDENTIAL

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

GB SCIENCES, INC.

Seller,

WELLCANA PLUS, LLC

PURCHASER,

GB SCIENCES LOUISIANA, LLC,

and

WELLCANA GROUP, LLC

Dated as of November 15, 2019

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (“Agreement”) is made as of November 15, 2019, among Wellcana Plus, LLC, a Louisiana limited liability company (“Purchaser”), GB Sciences, Inc. a Nevada corporation (“Seller”), GB Sciences Louisiana, LLC, a Louisiana limited liability company (the “Company”), and Wellcana Group, LLC, a Louisiana limited liability company (“WGC”).

R E C I T A L S

A.	Seller owns 50% of the membership interests (“Interests”) in the Company.

B.     WGC, an affiliate of Purchaser, owns the remaining 50% of outstanding membership interests in the Company.

C.     Seller has made, in addition to the capital contributions set forth in the Company’s Operating Agreement, additional capital contributions of $2,002,997.00.

D.     Company is engaged in the cultivation, extraction, processing, and production of therapeutic cannabis (the “Business”).

E.     Purchaser desires to acquire 100% of the Seller’s Interests in the Company, and Seller desires to sell 100% of Seller’s Interests in the Company, on the terms contained herein.

F.     In exchange for the Purchase Price, Seller has agreed to sell and transfer to the Purchaser, and the Purchaser has agreed to purchase and acquire from Seller, 100% of the Interest owned by Seller, on the terms and subject to the conditions set forth in this Agreement so that Purchaser will become the owner of 50% of the Interests in the Company, and together with WGC, will own all of the outstanding Interests in the Company.

G.      The Company is a party to a Master Research and Development Agreement (the “Research Agreement”), dated November 19, 2018, with the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College (“LSU”), pursuant to which the Company may be granted rights in certain intellectual property. The Company has agreed to provide the Seller with an interest in such intellectual property on the terms and conditions set forth in this Agreement.

H.      Capitalized terms used in this Agreement shall have their respective definitions as set forth in Section 6.21 or otherwise in the various sections or recitals of this Agreement.

A G R E E M E N T S

Now, Therefore, in consideration of the premises, representations, warranties and agreements contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Purchase and Sale of Interests

1.1     Purchase and Sale of Interests.

On the terms contained in this Agreement, Purchaser is hereby purchasing from Seller, and Seller is hereby selling to Purchaser, the Interests, free and clear of all encumbrances, liens, claims, options, pledges, rights of first refusal or security interests whatsoever (collectively, “Claims”).

1.2     Purchase Price.

The aggregate purchase price of the Interests (the “Purchase Price”) shall be equal to Sixteen Million Dollars ($16,000,000) payable as follows: (i) a Secured Promissory Note substantially in the form attached hereto in the principal amount of $8,000,000 (the “Promissory Note”) shall be issued by Purchaser to Seller, and (ii) additional consideration of up to $8,000,000 of “Earn-Out Payments” shall be paid to Seller in immediately available funds by wire transfer as provided below. The Purchaser’s obligations under the Promissory Note will be secured by a pledge of Purchaser’s rights and title in and to the Interests pursuant to a Pledge Agreement substantially in the form attached hereto to be delivered by Purchaser to Seller (the “Pledge Agreement”).

1.3     Earn-Out Payments.

(a)     The Purchaser shall pay to Seller an amount equal to (i) 25% of the distributions made by the Company to Purchaser, or its successors, in connection with the services provided by the Company under that certain Agreement for Services, as it may be amended, modified, extended or replaced from time to time (the “Services Agreement”) with LSU, derived from the sales of therapeutic cannabis cultivated at the current Petroleum Drive facility in Baton Rouge, Louisiana (the “Petroleum Drive Facility”) through September 14, 2022, and (ii) 10% of the distributions made by the Company to Purchaser, or its successors, in connection with the services provided by the Company under the Services Agreement, derived from the sales of therapeutic cannabis cultivated at the Petroleum Drive Facility after September 14, 2022 (together, the “Earn-Out Payments”). Earn-Out Payments shall be payable to Seller in arrears 30 days from the date of the distribution to Purchaser from the Company. The Earn-Out Payments will continue in perpetuity until such time as (i) the Earn-Out Payments equal, in the aggregate, Eight Million Dollars ($8,000,000), or (ii) the issuing of licensing or permitting to more than two cultivators (other than to the Company, its members or any of their Affiliates beneficially owning (directly or indirectly) an aggregate of 10% or more of the Company) by the Louisiana Legislature or any other Louisiana governing bodies, (iii) the termination of the Services Agreement (the “Earn-Out Period”).

(b)     The Company, the Purchaser and WGC shall use commercially reasonable efforts to maximize the Earn-Out Payments. In furtherance of the foregoing, the Company, the Purchaser and WGC agree, during the Earn-Out Period (i) not to terminate the Services Agreement or agree to any amendment or modification thereto that could be expected to result in a reduction in the Earn-Out Payments, (ii) to cause the Company to make distributions to the Purchaser on a quarterly basis, of its pro-rata share of the Company’s available cash (subject to a reasonable reserve for the payment of the Company’s obligations in the ordinary course), and (iii) not to amend the Company’s Operating Agreement in a manner that could reasonably be expected to result in a reduction in the Earn-Out Payments. In addition, the Earn-Out Payments shall not be reduced by any management fees or any other similar compensatory fees paid by the Company to any of the Company’s members or their Affiliates.

(c)     Purchaser will deliver to Seller within 30 days following the end of each calendar quarter a statement setting forth in reasonable detail (i) the net income and cash flows of the Company for the preceding quarter; (ii) all distributions made by the Company to Purchaser during the preceding quarter, and (iii) the Purchaser’s determination of the Earn-Out Payments payable to Seller with respect to the preceding quarter (the “Quarterly Earn-Out Statement”).

(d)     The Purchaser shall require that any successor or transferee of the Interest purchased by it hereunder shall agree in writing to accept the obligations of Purchaser hereunder with respect to the Earn-Out Payments as if such successor or transferee were a party hereto.

(e)     The Company and Purchaser shall provide Seller and its representatives with reasonable access with respect to the computations, business and accounting records and work papers relevant to the determination of the Earn-Out Payments during normal business hours every fiscal quarter to assist the Seller in calculating and verifying the Earn-Out Payments and any other matter relating thereto, and in seeking to resolve any outstanding dispute with respect thereto.

(f)     Upon receipt of a Quarterly Earn-Out Statement, Seller shall have thirty (30) days to object in writing to Purchaser’s determination of the amount of the Earn-Out Payment set forth therein. If Seller does not agree with the Purchaser’s determination of the applicable Earn-Out Payment, Seller shall within said second thirty (30) day period, prepare and deliver to Purchaser a list of disputed adjustments (the “Disputed Items”). Purchaser and Seller shall attempt to resolve the Disputed Items. If Purchaser and Seller resolve the Disputed Items, such Quarterly Earn-Out Statement shall be amended to reflect such resolution and the determination of the Earn-Out Payment for such quarter shall become final and any additional Earn-Out Payment above the amount paid in Section 1.3(a) shall be paid to Seller within five (5) business days.

(g)     If Purchaser and Seller are unable to resolve the Disputed Items within thirty (30) days after receipt by Purchaser of the Disputed Items, then the Disputed Items shall be resolved by a firm of certified public accountants mutually acceptable to Purchaser and Seller (the “Accounting Referee”). The parties shall attempt to cause the Accounting Referee to promptly review the Disputed Items and determine the final value of each of the Disputed Items. Such determination shall be made within thirty (30) days after the date on which the Accounting Referee receives notice of the Disputed Items. The calculation of the Earn-Out Payment shall then be amended to reflect the determination of the final value of the Disputed Items and shall become final and binding upon the parties for the purposes of determining the amount of the Earn-Out Payment payable pursuant to Section 1.3(a) of the Agreement, and any additional Earn-Out Payment above the amount paid in Section 1.3(a) shall be paid to Seller within five (5) business days. The fees, costs and expenses of the Accounting Referee in conducting such review shall be shared equally by Purchaser and Seller.

1.4     Sale and Transfer of Intellectual Property Rights.

(a)     Seller is hereby provided with all of Purchaser’s direct and indirect rights, title and interest in and to the “Developed Intellectual Property” (as defined in the Research Agreement) which the Company obtains under the Research Agreement (the “Research Agreement IP”), which rights shall terminate on September 14, 2022 or, subject to Section 1.4(b), such later date as the Services Agreement shall terminate upon amendment or renewal thereof, in consideration of the payments to be made by the Seller to the Purchaser under this Section 1.4. Upon the receipt of any payments or distributions by the Purchaser relating to or in connection with the Company’s or Purchaser’s sale, licensing or other transfer of the Research Agreement IP, the Purchaser shall immediately pay to the Seller the amount of such payment. In addition, the Company and Purchaser shall execute such further documents, and perform such further acts, as may be necessary to transfer, convey and vest in the Seller, all of Purchaser’s rights to the Research Agreement IP, subject to the terms and provisions of the Research Agreement.

(b)     In consideration of its rights to the Research Agreement IP pursuant to Section 1.4(a) above, Seller shall be responsible for the funding of (i) 50% of the $500,000 annual payment due from the Company to LSU under Section 3.1 of the Services Agreement for each of 2019, 2020 and 2021 (i.e., a total obligation for Seller in the amount of $750,000), and (ii) $433,500 of payments due from the Company to LSU with respect to certain equipment purchased under the Services Agreement (collectively, the “IP Payments”). Upon amendment or renewal of the Services Agreement which extends the term thereof, Seller shall have the option to elect by written notice to Purchaser, to continue to retain its rights to the Research Agreement IP during the extended term, in consideration of Seller’s obligation to fund 50% of the payments due from the Company to LSU pursuant to the terms and conditions of the amended or renewed Research Agreement.

(c)     During the term of the Services Agreement terminating on September 14, 2022, the sole recourse by the Purchaser to the IP Payments shall be by offset against amounts otherwise due to Seller under the Promissory Note, as provided for therein. Upon amendment or renewal of the Services Agreement that extends the term thereof, if Seller elects to retain its rights in the Research Agreement IP during the extended term as provided in Section 1.4(b), Seller shall be responsible for the IP Payments pursuant to the terms and conditions of the amended or renewed Research Agreement. In the event that any IP Payment is not paid in full within thirty days following demand therefor, Purchaser at its option may; (i) offset or recoup payments for the IP Payment from any amounts due to Seller from Earn Out Payments, (ii) demand payment and seek available legal remedies or (iii) terminate Seller’s rights and interest in and to the Research Agreement IP.

1.5     Closing and Time and Place of Closing.

The closing of the purchase and sale of the Interest (the “Closing”) shall occur on November 15, 2019, or on such other date the parties may agree, at prevailing business time remotely by mail, e-mail and/or wire transfer, in each case to the extent acceptable to the parties hereto, on the date hereof (the “Closing Date”)

1.6     Closing Deliveries.

(a)     By Seller. At the Closing, Seller shall deliver to Purchaser all of the following: (i) if applicable, certificates representing 100% of the Interests duly endorsed in blank or with duly executed membership interest powers, or if the Interests are not certificated, an appropriate instrument pursuant to which the Interests are fully assigned and transferred to Purchaser in the form of Exhibit A hereto; (ii) resignations of the Seller’s designees set forth on Schedule 1.6 hereto that are serving as officers or managers of the Company at the Closing; (iii)  a certificate of good standing of the Seller, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Nevada; (iv) a copy of all consents required to be obtained by the Seller in connection with the sale of the Interests; and (v) such other documents as reasonably requested by Purchaser.

(b)     By Purchaser. At the Closing, Purchaser shall deliver to Seller: (i) the Promissory Note and Pledge Agreement, executed by Purchaser; (ii) a certificate of good standing of Purchaser, issued not earlier than ten (10) days prior to the Closing Date by the Secretary of State of Louisiana; (iii) copies of resolutions of Purchaser’s managers authorizing the execution and delivery of this Agreement and all other documents executed pursuant hereto to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby, certified as of the Closing Date by an officer of Purchaser; (iv) a certificate of the Secretary or other appropriate officer of Purchaser, dated as of the Closing Date and certifying as to the incumbency of the officers executing this Agreement and the other documents executed pursuant hereto to which Purchaser is a party and including specimen signatures; and (v) such other documents as reasonably requested by Seller.

1.7     Consent to Sale of the Interest. WGC hereby consents to the sale of the Interest to Purchaser.

1.8     Seller’s Assistance with Business Operations Transition. Following the Closing Date, Seller shall take all reasonable actions requested by the Company or the Purchaser so that Purchaser and WGC shall be able to operate the Business following the Closing as the sole members of the Company, including, without, limitation, by:

(a)     Providing Purchaser with all passwords to access the Company’s email data and accounts, to the extent available to Seller;

(b)     Providing Purchaser with all Company financial and accounting data and records (including but not limited to journal entries, transaction data, bank records, invoices, balance sheets, profit and loss statements), to the extent available to Seller;

(c)     Reasonably cooperating and assisting Company with any requests by or requirements of the Louisiana Department of Agriculture and Forestry, Louisiana Department of Health, Louisiana State Police, LSU, Louisiana State University Agricultural Center, or any other Governmental Authority or entity including but not limited to the filing of any necessary forms, reports, or other necessary actions, in each case, to the extent relating to periods prior to the Closing;

(d)     Performing such further acts and executing such further documents as may be reasonably necessary to ensure the business operations of the Company continue without cessation or disruption following the Closing.

1.9     Excluded Liabilities. Notwithstanding anything in this Agreement to the contrary the Purchaser and Company shall not assume, and shall not be deemed to have assumed any liability or obligations of Seller or its affiliates not expressly included, including without limitation, the following:

(a)     any liabilities and/or obligations of Seller, including obligations to CSW Ventures, LP, Iliad Research and Trading, LP, Quantum Shop LLC or Network 1 Financial Securities, Inc., or any of their affiliates or subsidiaries;

(b)     any liability or obligations for intercompany transfers from Seller to the Company;

(c)     any trade payables of Seller unrelated to the operations of the Company, it being acknowledged and agreed that the Company shall be liable for all accounts payable listed on the GB Sciences Louisiana, LLC Vendor Aging Report dated as of November 7, 2019, a copy of which is attached hereto as Schedule 1.9, as well as any other trade payables generated by the Company following such date in the ordinary course of the Company’s business.

ARTICLE II

Representations and Warranties

2.1     Representations and Warranties of Purchaser.

Purchaser represents and warrants to Seller that:

(a)     Organization and Standing. Purchaser is a limited liability company duly organized, existing and in good standing under the Laws of the State of Louisiana. Purchaser has all necessary power and authority to conduct its business as its business is now being conducted.

(b)     Power and Authority. Purchaser has full power and authority to enter into and perform (i) this Agreement, and (ii) the Promissory Note, the Pledge Agreement and all other documents and instruments executed or to be executed by Purchaser in connection with this Agreement (“Purchaser’s Ancillary Documents”). This Agreement and Purchaser’s Ancillary Documents have been duly executed and delivered by Purchaser. Neither the execution and delivery of this Agreement and Purchaser’s Ancillary Documents by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser’s Governing Documents or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or Governmental Authority or of any arbitration award.

(c)     Consents. No consent, authorization, order or approval of, or notice to or filing or registration with, any Governmental Authority or other person, organization or association is required for the execution and delivery by Purchaser of this Agreement and Purchaser’s Ancillary Documents, and the consummation by Purchaser of the transactions contemplated by this Agreement and Purchaser’s Ancillary Documents.

(d)     Litigation and Claims. There is no litigation or proceeding, in law or in equity, pending or, to Purchaser’s knowledge, threatened, against Purchaser or its officers or directors, either (i) with respect to or affecting Purchaser’s ability to perform its obligations hereunder, or (ii) that is reasonably likely to prohibit, restrict or delay the performance of this Agreement by Purchaser.

(e)     Brokers and Finders. Neither Purchaser nor any of its Affiliates has retained, engaged or entered into any contract, agreement or commitment (whether written or oral) with any Person who is or will be entitled to a broker’s commission, finder’s fee, or investment banker’s fee in connection with (i) the negotiation, execution or performance of this Agreement, or (ii) introducing the parties hereto to each other.

(f)     Complete Disclosure. Neither the Purchaser, WGC nor any of their respective Affiliates is a party to any agreement or understanding with LSU (other than the Services Agreement) that has not been disclosed in writing to the Seller. The representations and warranties of Purchaser in this Agreement (including the schedules and exhibits hereto) do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein not misleading.

2.2     Representations and Warranties of Seller.

Seller represents and warrants to Purchaser as follows:

(a)     Organization and Standing. The Seller is a corporation duly organized, existing and in good standing, under the Laws of the State of Nevada.

(b)     Power and Authority. The Seller has full power and authority to enter into and perform (i) this Agreement and (ii) all documents and instruments executed by Seller in connection with this Agreement (“Seller’s Ancillary Documents”). This Agreement and Seller’s Ancillary Documents have been duly executed and delivered by Seller. Neither the execution and delivery of this Agreement and Seller’s Ancillary Documents by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Company and Seller’s Governing Documents or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or Governmental Authority or of any arbitration award.

(c)     Ownership of Interest. Seller owns beneficially and of record 50% of the Interest in the Company. Seller has not previously assigned, transferred or otherwise disposed of the Interest, and the Interest will be transferred to the Purchaser at the Closing, free and clear of all Claims.

(d)     Consents. No consent, authorization, order or approval of, or notice to or filing or registration with, any Governmental Authority or other Person, organization or association is required for the execution and delivery by Seller of this Agreement and Seller’s Ancillary Documents, and the consummation by Seller of the transactions contemplated by this Agreement and Seller’s Ancillary Documents, except for such consents that will be obtained by Seller at or prior to the Closing.

(e)     Litigation and Claims. There is no litigation or proceeding, in law or in equity, pending or, to Seller’s knowledge, threatened, against Seller or its officers or directors, either (i) with respect to or affecting Seller’s ability to perform its obligations hereunder, or (ii) that is reasonably likely to prohibit, restrict or delay the performance of this Agreement by Seller.

(f)     Brokers and Finders. Neither Seller nor any of its Affiliates has retained, engaged or entered into any contract, agreement or commitment (whether written or oral) with any Person who is or will be entitled to a broker’s commission, finder’s fee, or investment banker’s fee in connection with (i) the negotiation, execution or performance of this Agreement, or (ii) introducing the parties hereto to each other.

(g)     Taxes. All applicable transfer taxes and similar charges, fees that may be due or payable by Seller as a result of the conveyance, assignment, transfer, assumption or delivery of the Membership Interest as contemplated by this Agreement shall be paid by Seller.

(h)     Conflicts. Except as set forth on Schedule 2.2(h), the Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied contract that is material to the Seller (“Material Contract”) under the terms of which the execution of, or the performance by Seller according to the terms of this Agreement would (i) be a default or an event of acceleration, (ii) prohibit, prevent or delay timely performance by Seller according to the terms of this Agreement; or (iii) require the consent of or otherwise give any other party to such Material Contract the right to refuse to give consent to the consummation of the transactions contemplated hereby or to elect to terminate such Material Contract, require Seller or the Company to give notice to any other party of the transactions contemplated hereby, or provide that, or give any other party the right to declare that, as a result of the consummation of the transactions contemplated hereby, the Material Contract shall be null and void.

(i)     Employees. Except as set forth on Schedule 2.2(i):

(i)     With respect to any current or former employees of the Seller who was employed by Company, there is not now, nor has there been within the twenty four (24) months before Closing, any pending or, to Seller’s Knowledge, threatened: (A) unfair labor practice charge, employment discrimination or other charge with any governmental entity responsible for equal employment opportunity, or employee grievance; (B) labor-related organizational effort, election activities, or request or demand for negotiations, recognition or representation; (C) labor strike, dispute, slowdown, stoppage, picketing, interruption of work, lockout, or other dispute or controversy with or involving a labor organization or with respect to unionization or collective bargaining; or (D) grievance or arbitration proceeding arising out of or under any collective bargaining agreement. To the Seller’s Knowledge, the Company is not, and has not been, a party to or bound by any collective bargaining agreement, other agreement or understanding, work rules or practice, or arbitration award with any labor union or any other similar organization.

(ii)     As of the Closing, the Seller has timely paid or accrued, and is not and has not been liable for any arrears of, any and all salaries, wages, bonus, sales commission, vacation and sick pay, profit sharing obligations, other compensation amounts, and Taxes and penalties (if any) due and owing to or with respect to Seller’s current and former employees who performed services on behalf of the Company. To the Seller’s Knowledge, no employee or former employee of Seller has any right to be rehired by the Company prior to the Company’s hiring a person not previously employed by the Company. The Seller has not taken any actions which were calculated to dissuade any of the Company’s present employees, representatives or agents from becoming associated with Purchaser.

(j)     Company Litigation. Seller is not a party to or subject to any pending claim, litigation or proceeding, in law or in equity, and there are no proceedings or governmental or other investigations, penalties for corrective or remedial action, or other compliance or enforcement action, before any commission or other Governmental Authority, pending, or, to Seller’s Knowledge, threatened, (i) relating to the Company or the Company’s officers, employees or members, (ii) with respect to or affecting the Company’s operations, business, employees or financial condition, or (iii) related to the consummation of the transactions contemplated hereby. Schedule 2.2(j) contains a complete and accurate list and description (and any settlement terms) of all claims, actions, suits and proceedings filed within the last three (3) years, or threatened in the last twelve (12) months by or against the Seller and: (i) relating to the Company or affecting the Company’s operations, business, employees or financial condition or prospects, or by or against the Company’s officers or members, or (ii) related to the consummation of the transactions contemplated hereby.

(k)     Complete Disclosure. The representations and warranties of Seller in this Agreement (including the schedules and exhibits hereto) do not omit to state a material fact necessary in order to make the representations, warranties or statements contained herein not misleading. The information contained in the Disclosure Statement is complete and accurate in all material respects.

ARTICLE III

Post-Closing Agreements

3.1     Post-Closing Agreements. From and after the Closing:

(a)     Further Assurances. The parties hereto shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Interests to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and to consummate the transactions contemplated hereby.

(b)     Seller Covenants. As an inducement for Purchaser to enter into this Agreement, Seller agrees that from and after the Closing and continuing for the lesser of two (2) years from the Closing Date or the longest time permitted by applicable Law, Seller shall not and shall cause its Affiliates to not do any one or more of the following, directly or indirectly:

(i)     engage or participate as of the date hereof in the State of Louisiana (the “Territory”), as an owner, partner, member, shareholder, independent contractor, employee, consultant, agent, advisor or (without limitation by the specific enumeration of the foregoing) otherwise, in the Business, as conducted on the Closing Date or as contemplated on the Closing Date to be conducted;

(ii)     solicit or attempt to solicit any Person who is or has been a customer, supplier, manufacturer, licensor, licensee or any other business relation of the Company or the Business within the past three (3) calendar years to cease doing business with, or to alter or limit its business relationship with Purchaser, the Company or the Business;

(iii)     take any actions which are calculated to persuade any employees, representatives or agents of the Company to terminate their association with the Company or, other than on the Company’s behalf, hire or otherwise retain the services of any employees, representatives or agents of the Company (whether on a full-time basis, part-time basis or otherwise and whether as an employee, independent contractor, consultant, advisor or in another capacity) who is acting in such capacity or has acted in such capacity at any time within the twelve (12) month period immediately preceding such proposed date of hire or retention; or

(iv)     make (or cause to be made) to any Person any disparaging or derogatory or otherwise negative or false comments or statements concerning the Company or Purchaser, or any of their respective officers, directors, employees, partners, shareholders or agents (or any of their products or services).

To “engage” in a business means (X) to render services in (or with respect to) the Territory for that business, or (Y) to own, manage, operate or control (or participate in the ownership, management, operation or control of) an enterprise engaged in that business in the Territory. Seller hereby acknowledges and agrees that the foregoing covenants are commercially reasonable and reasonably necessary to protect Purchaser and its subsidiaries. Nothing contained herein shall restrict the Seller from owning, as a passive investment, five percent or less of the equity securities of any Person in competition with Purchaser or any of its subsidiaries, which securities are listed on any national securities exchange or authorized for quotation on the Automated Quotations System of the National Association of Securities Dealers, Inc., as long as such party has no other business relationship, direct or indirect, with the issuer of such securities.

(c)     Purchaser Covenants. As an inducement for Seller to enter into this Agreement, Purchaser, WGC and the Company agree that from and after the Closing and continuing for the lesser of two (2) years from the Closing Date or the longest time permitted by applicable Law, Purchaser, WGC and the Company shall not and shall cause their Affiliates to not do any one or more of the following, directly or indirectly:

(i)     take any actions which are calculated to persuade any employees, representatives or agents of the Seller to terminate their association with the Seller or hire or otherwise retain the services of any employees, representatives or agents of the Seller (whether on a full-time basis, part-time basis or otherwise and whether as an employee, independent contractor, consultant, advisor or in another capacity) who is acting in such capacity or has acted in such capacity at any time within the twelve (12) month period immediately preceding such proposed date of hire or retention; or

(ii)     make (or cause to be made) to any Person any disparaging or derogatory or otherwise negative or false comments or statements concerning the Seller or any of its officers, directors, employees, partners, shareholders or agents (or any of their products or services).

(d)     Disclosure of Company Confidential Information. As an inducement for Purchaser to enter into this Agreement, Seller agrees that for a period of two (2) years following the Closing Date, Seller shall, and shall cause Seller’s Affiliates to, maintain all Company Confidential Information in confidence and shall not, directly or indirectly, disclose any Company Confidential Information to any Person other than the Company or Purchaser, and Seller shall, and shall cause Seller’s Affiliates to, not, directly or indirectly, use any Company Confidential Information for its own benefit, the benefit of any Person or to the detriment of the Company or its Affiliates. Nothing in this Agreement, however, shall prohibit such party from using or disclosing Company Confidential Information to the extent required by Law. If such party is required by applicable Law to disclose any Company Confidential Information, such party shall (a) provide Purchaser with prompt notice before such disclosure in order that Purchaser may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information and (b) cooperate with Purchaser in attempting to obtain such order or assurance. “Company Confidential Information” means information relating specifically to the Company or the Business to the extent it is Confidential, including the following: (i) information regarding the Company’s business, operations, assets, liabilities or financial condition; (ii) information regarding the Company’s pricing, sales, merchandising, marketing, capital expenditures, costs, joint ventures, business alliances, purchasing or manufacturing; (iii) information regarding the Company’s other employees or sales representatives, including their identities, responsibilities, competence and compensation; (iv) customer lists or other information regarding the Company’s current or prospective customers, including information regarding their identities, contact persons and purchasing patterns; (v) information regarding the Company’s current or prospective vendors, suppliers, distributors or other business partners; (vi) forecasts, projections, budgets and business plans regarding the Company; (vii) information regarding the Company’s planned or pending acquisitions, divestitures or other business combinations; (viii) the Company’s trade secrets and proprietary information; (ix) the Company’s technical information, patent disclosures and applications, copyright applications, sketches, drawings, blueprints, models, know-how, discoveries, inventions, improvements, techniques, processes, business methods, equipment, algorithms, software programs, software source documents and formulae, in each case regarding the Company’s current, future or proposed products or services (including information concerning the Company’s research, experimental work, development, design details and specifications, and engineering); and (x) the Company’s website designs, website content, proposed domain names, and data bases. “Confidential” means not generally available to the public. “Confidential Information” shall not, however, include (i) information which was in the possession of the Seller prior to the formation of the Company, or (ii) information developed or obtained by the Seller or its agents or affiliates in connection with Seller’s own business. Information shall not be considered to be generally available to the public if it is made public by Seller in violation of this Agreement or by a third party who has no lawful right to disclose the information or who does so in violation of any contractual, legal or fiduciary obligation to Purchaser.

(e)     Disclosure of Seller Confidential Information. As an inducement for Seller to enter into this Agreement, each of Purchaser, WGC and the Company agree that for a period of two (2) years following the Closing Date, that they shall and cause their respective Affiliates to, maintain all Seller Confidential Information in confidence and shall not, directly or indirectly, disclose any Seller Confidential Information to any Person, and shall, and shall cause their respective Affiliates to, not, directly or indirectly, use any Seller Confidential Information for its own benefit, the benefit of any Person or to the detriment of the Seller or its Affiliates. Nothing in this Agreement, however, shall prohibit such party from using or disclosing Seller Confidential Information to the extent required by Law. If such party is required by applicable Law to disclose any Confidential Information, such party shall (a) provide Seller with prompt notice before such disclosure in order that Seller may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information and (b) cooperate with Seller in attempting to obtain such order or assurance. “Seller Confidential Information” means information relating specifically to the Seller or the Seller’s business to the extent it is Confidential and not currently used in connection with the Business or its current operations, including the following: (i) information regarding the Seller’s business, operations, assets, liabilities or financial condition; (ii) information regarding the Seller’s pricing, sales, merchandising, marketing, capital expenditures, costs, joint ventures, business alliances, purchasing or manufacturing; (iii) information regarding the Seller’s employees or sales representatives, including their identities, responsibilities, competence and compensation; (iv) customer lists or other information regarding the Seller’s current or prospective customers, including information regarding their identities, contact persons and purchasing patterns; (v) information regarding the Seller’s current or prospective vendors, suppliers, distributors or other business partners; (vi) forecasts, projections, budgets and business plans regarding the Seller; (vii) information regarding the Seller’s planned or pending acquisitions, divestitures or other business combinations; (viii) the Seller’s trade secrets and proprietary information; (ix) the Seller’s technical information, patent disclosures and applications, copyright applications, sketches, drawings, blueprints, models, know-how, discoveries, inventions, improvements, techniques, processes, business methods, equipment, algorithms, software programs, software source documents and formulae, in each case regarding the Seller’s current, future or proposed products or services (including information concerning the Seller’s research, experimental work, development, design details and specifications, and engineering); and (x) the Seller’s website designs, website content, proposed domain names, and data bases. “Seller Confidential Information” shall not, however, include information developed or obtained by the Purchaser, WGC, the Company or their agents or affiliates in connection with the Company’s or their own businesses. Information shall not be considered to be generally available to the public if it is made public by Purchaser, WGC or the Company in violation of this Agreement or by a third party who has no lawful right to disclose the information or who does so in violation of any contractual, legal or fiduciary obligation to Seller.

(f)     Name Change. Within ten (10) Business Days following the Closing Date, the Company shall change its name to a name which has no reference to “GB Sciences” or any derivative or variation thereof, which it is reasonably capable and shall make all filings necessary to effect such name change, and shall thereafter cease using such name.

(g)     Injunctive Relief. Each party specifically recognizes that any breach of Sections 3.1 (b) though (f) of this Agreement will cause irreparable injury and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly, each party agrees that in the event of any such breach, the non-breaching party shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available. The parties hereto recognize that the territorial, time and scope limitation in Sections 3.1 (b) through (f) hereof are reasonable and properly required for the protection of the respective parties and in the event that such limitations (or lack thereof) are deemed to be unreasonable by a court of competent jurisdiction, the parties agree and submit to the imposition of such limitations as said court shall deem reasonable.

ARTICLE IV.

Taxes

4.1     Liability for Taxes

(a)     Seller shall be liable for and pay and shall indemnify and hold harmless each Indemnitee from and against any and all Losses incurred by such Purchaser Indemnitee in connection with or arising from (i) any Taxes imposed on the Seller, or for which the Seller may otherwise be liable, for Seller’s share of pass-through taxable income related to any Pre-Closing Tax Period and any Pre-Closing Straddle Period and (ii) any real property transfer or gains Tax, sales Tax, use Tax, value added Tax, stamp Tax, documentary Tax, stock transfer Tax, or other similar Tax imposed on the sale of the Interests contemplated by this Agreement.

(b)     For purposes of Section 4.1(a), the pass-through taxable income of the Company for the Pre-Closing Straddle Period shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of business on the Closing Date and the other which began at the beginning of business on the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date, provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis.

4.2     Assistance and Cooperation.

After the Closing Date, each of Seller and Purchaser shall (and shall cause their respective Affiliates to):

(a)     timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports relating to any Pre-Closing Tax Period or Pre-Closing Straddle Period;

(b)     cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company relating to any Pre-Closing Tax Period or Pre-Closing Straddle Period;

(c)     make available to the other and to any Tax Authority as reasonably requested all information, records, and documents relating to Taxes of the Company to the extent in the possession of such party; and

(d)     furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit or information request relating to any Pre-Closing Tax Period or Pre-Closing Straddle Period.

ARTICLE V

Indemnification

5.1     General. From and after the Closing, the parties shall indemnify each other as provided in this ARTICLE V. As used in this Agreement:

(a)     “Damages” means all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, taxes, fines, penalties, damages, costs and expenses, including reasonable attorneys’, accountants’, investigators’, experts’ fees and expenses, sustained or incurred in connection with the defense, investigation, adjudication, settlement or other resolution of any indemnification claim;

(b)      “Indemnified Party” means, with respect to a particular matter, a party hereto who is entitled to indemnification from another party hereto pursuant to this ARTICLE V;

(c)     “Indemnifying Party” means, with respect to a particular matter, a party hereto who is required to provide indemnification under this ARTICLE V to another party hereto;

(d)     “Third Party Claim” means any action, suit, proceeding, investigation, or like matter, which is asserted or threatened by a party other than the parties hereto, their successors and permitted assigns against any Indemnified Party or to which any Indemnified Party is subject, and with respect to which the Indemnified Party is entitled to indemnification from an Indemnifying Party under this Agreement.

5.2     Indemnification Obligations of Seller. Seller shall defend, indemnify, save and keep harmless Purchaser, Company, and their officers, directors, stockholders, employees, members, partners, advisors, legal counsel, accountants, consultants, agents, lenders, heirs, executors, successors and permitted assigns and Affiliates of any of the foregoing (each a “Purchaser Indemnitee” and collectively, the “Purchaser Indemnitees”) against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

(a)     any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement or in any Seller’s Ancillary Document;

(b)     any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement or any Seller’s Ancillary Document; and

(c)     any fraud or intentional misrepresentations or omissions by Seller.

5.3     Indemnification Obligations of Purchaser. Purchaser shall defend, indemnify, save and keep harmless Seller and its officers, directors, stockholders, employees, members, partners, advisors, legal counsel, accountants, consultants, agents, heirs, executors, successors and permitted assigns and Affiliates of any of the foregoing (each a “Seller Indemnitee” and collectively, the “Seller Indemnitees”) from all Damages sustained or incurred by Seller resulting from or arising out of or by virtue of:

(a)     any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or any Purchaser’s Ancillary Document;

(b)     any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement or any Purchaser’s Ancillary Document; and

(c)     except to the extent the facts supporting any such Claim give rise to a Claim for indemnification by a Purchaser Indemnitee pursuant to Section 4.2, any Claim against a Seller Indemnitee on account of the operation of the business of the Company on or subsequent to the Closing Date.

5.4     Limitations on Indemnification Obligations of Seller. Seller’s obligations pursuant to the provisions of ARTICLE V are subject to the following limitations:

(a)     Purchaser Indemnitees shall not be entitled to recover under Section 5.2 unless a claim has been asserted by written notice, setting forth the basis for such claim, delivered to Seller, on or prior to the twelve (12) month anniversary of the Closing Date; provided, however, that the foregoing time limitation shall not apply to recovery for any inaccuracy in a representation or breach of a warranty contained in Section 2.2(a) (Organization and Standing), Section 2.2(b) (Power and Authority), and Section 2.2(c) (Ownership of Interests) Section 2.2(d) (Consents), Section 2.2(e) (Litigation and Claims), Section 2.2(g) (Taxes), (collectively, the “Excluded Representations”), (collectively, the “Excluded Representations”), which shall survive until the expiration of the applicable statute of limitations.

(b)     Notwithstanding anything to the contrary herein contained, the indemnification obligations under Section 4.4 shall not limit a Purchaser Indemnitee’s right to recover Damages which result from or arise out of fraud, intentional misrepresentation or intentional torts of Seller.

5.5     Third Party Claims.

(a)     Promptly following the receipt of notice of a Third Party Claim, the party receiving the notice of the Third Party Claim shall (i) notify the other party of its existence setting forth with reasonable specificity the facts and circumstances of which such party has received notice and (ii) if the party giving such notice is an Indemnified Party, specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted.

(b)     Except as herein provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Third Party Claim, if the defense of a Third Party Claim is so tendered and the Indemnifying Party accepts such tender and acknowledges in writing without qualification its indemnification obligation and has paid to the Indemnified Party all expenses (including attorneys’ fees) incurred by the Indemnified Party in connection with such Third Party Claim. The Indemnified Party shall have the right to be represented by counsel at its own expense in any such contest, defense, litigation or settlement conducted by the Indemnifying Party. The Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim if it shall fail to diligently contest the Third Party Claim. So long as the Indemnifying Party has not lost its right to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the right to contest, defend and litigate the Third Party Claim and shall have the right to enter into any settlement of any Third Party Claim; provided, however, the Indemnifying Party may not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party if pursuant to or as a result of such settlement, (i) injunctive or other equitable relief would be imposed against the Indemnified Party, or (ii) such settlement would create any financial or other obligation on the part of the Indemnified Party. The Indemnifying Party shall not be entitled to assume control of a Third Party Claim and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (A) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment or allegation, or (B) the Third Party Claim seeks injunctive or other equitable relief, or which, if adversely determined, would impair in any material respect the financial condition, business, operations, reputation or prospects of Purchaser or its subsidiaries (including each member of the Company Group). All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of the defense of a Third Party Claim pursuant to this Section 5.5(b), the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in reasonable good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least five (5) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party, together with the proposed terms of settlement. If, pursuant to the preceding sentence, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and settling the Third Party Claim which are incurred from time to time, promptly following the presentation to the Indemnifying Party of itemized bills for such attorneys’ fees and other expenses.

5.6     Indemnification Payments as an Adjustment to Purchase Price. Purchaser and Seller agree to report each indemnification payment made in respect of any Damages as an adjustment to the Purchase Price for federal income tax purposes unless the Indemnified Party determines in good faith that such reporting position is incorrect (it being understood that if any reporting position is later disallowed in any administrative or court proceedings, the Indemnifying Party shall indemnify the Indemnified Party for the effects of such disallowance, and it being further understood that the obligations under this parenthetical clause shall remain in effect without limitation as to time).

5.7     Indemnification Exclusive Remedy. Each party hereto acknowledges and agrees that, except in the case of fraud or intentional misrepresentation or omission, from and after the Closing, its sole and exclusive remedy with respect to any and all Claims shall be indemnification in accordance with this ARTICLE V and such party shall have no other remedy or recourse.

5.8     No Materiality. For purposes of indemnification under this ARTICLE V, each of the representations and warranties that contain any qualifications as to “materiality,” “material,” “material adverse effect” or words of similar effect shall be deemed to have been made as though there were no such qualifications in determining whether there has been any breach of any representations or warranties hereunder or the amount of Damages relating thereto.

ARTICLE VI

6.1     Termination.     This Agreement may be terminated at any time prior to the Closing:

(a)     by the Seller or the Purchaser in the event that any order of a Governmental Authority restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable, through no failure, delay, fault of or breach by the terminating Party;

(b)     by the Purchaser if (i) the Seller shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach cannot be or has not been cured within ten (10) days after the giving of written notice by Purchaser to Seller specifying such breach;

(c)     by the Seller if (i) the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach cannot be or has not been cured within ten (10) days after the giving of written notice by the Seller to the Purchaser specifying such breach; or

(d)     by the mutual written consent of the Seller and Purchaser.

6.2     Effect of Termination.      In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall become void and there shall be no liability or obligation on the part of any Party.

ARTICLE VII

Miscellaneous

7.1     Publicity. Except as otherwise required by Law, press releases concerning this transaction shall be made only with the prior agreement of LSU, Seller and Purchaser, and no such press releases or other publicity shall state the amount of the Purchase Price. The foregoing shall not apply to restrict the dissemination of information by Purchaser to lenders, investors or prospective investors or lenders.

7.2     Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by email, by facsimile or by nationally recognized private courier. Notices delivered by hand, by facsimile, or by nationally recognized private carrier shall be deemed given on the day of receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand or nationally recognized private courier on or before two (2) business days following its delivery by facsimile. All notices shall be addressed as follows: (a) if to the Seller, then addressed to Seller, GB Sciences, Inc., 3550 W Teco Avenue, Las Vegas NV 89118 Attn: John Poss email j.poss@gbsciences.com, with a copy (which shall not constitute notice) to Gary Henrie, email GRHLaw@yahoo.com (b) if to Purchaser, addressed to Purchaser, Charles M. Rush., Esq., 202 Magnate Drive, Lafayette, Louisiana 70508; Email; cmrush@charlesmrushesq.com; with a copy (which shall not constitute notice) to c/o John Davis 18530 Petroleum Drive, Baton Rouge, Louisiana, 70809; email: john.davis@gbsciences.com, and/or (c) to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 7.2.

7.3     Fees and Expenses. Except as otherwise provided in this Agreement, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys’, accountants’, brokers’ and other professional fees and expenses.

7.4     Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof (a) constitute the entire agreement between the parties and (b) supersede any prior agreements, representations or warranties between the parties regarding the subject matter hereof. Each exhibit, and schedule, shall be considered incorporated into this Agreement.

7.5     Survival; Non-Waiver. All representations, warranties and covenants contained in the Agreement or any agreement or instrument delivered in connection with this Agreement shall survive the Closing regardless of any investigation or lack of investigation by any of the parties hereto (and none shall merge into any instrument of conveyance). The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, right or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

7.6     Applicable Law; Jurisdiction. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Louisiana are applicable to contracts made in that State, without regard to any conflict of law principles of the State of Louisiana. Each of the parties to this Agreement submits to the exclusive jurisdiction of any state or federal court sitting in Baton Rouge, Louisiana, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

7.7     WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

7.8     Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

7.9     Assignment. This Agreement shall not be assignable by any party without the prior written consent of the other parties; provided that Purchaser may, in its sole discretion, assign in whole or in part its rights and obligations pursuant to this Agreement (a) to one or more of its Affiliates, (b) to any of its lenders as collateral security and (c) in connection with a sale of all or a portion of its business, provided that in each event, Purchaser shall not be released from its obligations hereunder.

7.10     Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

7.11     Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other Person must make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such Person or such party reasonably believes or reasonably is advised is not in accordance with Law.

7.12     Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

7.13     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any applicable jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

7.14     Counterparts. This Agreement may be executed by counterpart signature, each of which signature shall be deemed an original, all of which together shall constitute one in the same instrument. Furthermore, delivery of a copy of such signature by facsimile transmission, email or other electronic exchange methodology shall constitute a valid and binding execution and delivery of this Agreement by such party, and such electronic copy shall constitute an enforceable original document.

7.15     No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed the language chosen by the parties hereto to express their collective mutual intent. This Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any Person or entity.

7.16     Gender. As used in this Agreement, the masculine, feminine or neuter gender shall be deemed to include the others whenever the context so indicates or requires.

7.17     Interpretation. Whenever the term “include” or “including” is used in this Agreement, it shall mean “including, without limitation,” (whether or not such language is specifically set forth) and shall not be deemed to limit the range of possibilities to those items specifically enumerated. The words “hereof, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision. Terms defined in the singular have a comparable meaning when used in the plural and vice versa.

7.18     Successors and Assigns. This Agreement shall be binding upon and the benefits of it shall inure to the Parties and their respective legal representatives, heirs, successors, and assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party which shall not be unreasonably withheld, except that the Purchaser may transfer or assign, in whole or from time to time in part, (a) to one or more of its respective Affiliates or (b) to its respective lenders as collateral security, its rights under this Agreement provided Purchaser remains fully responsible to the Company for its obligations under this Agreement.

7.19     No Third Party Beneficiaries.     The Parties shall have the sole right to enforce the performance of the provisions of this Agreement and the sole right to receive any amounts payable by the Parties pursuant to this Agreement, and that no other Person shall be entitled to, or shall have any claim, right, title or interest to or in any such amounts by virtue of this Agreement. This Agreement is personal to the Parties, and is not intended for the benefit of, and is not intended to be relied upon by, any other Person and no such Person (or any other Person acting on its behalf) shall be entitled to the benefit of or to enforce this Agreement.

7.20     Attorney Fees. In the event of any dispute, the prevailing Parties will be entitled to recover, in addition to other remedies, their reasonable attorney fees in prosecuting or defending against any claim.

7.21     Definitions; References.

(a)     An “Affiliate” means, with respect to any Person, any other Person which Controls such Person, which such Person Controls, or which is under common Control with such Person.

(b)      “Control” means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, through voting securities, contract or otherwise.

(c)     “Governmental Authority” means any United States federal, state, local or other government or political subdivision thereof or any agency or instrumentality of such government or political subdivision or court, arbitration, administrative agency or commission, insurance or securities regulatory or self-regulatory body (including all applicable state insurance regulatory authorities) or securities or commodities exchange.

(d)     “Governing Documents” means the articles of organization or incorporation or formation, bylaws, operating agreement and any other agreements or documents relating to the organization, management or operation of an entity relating to the rights, duties and obligations of the equity holders of such entity.

(e)     “Law” means any statute, law (including common law), ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(f)     “Person” means any individual, company, firm, business, corporation, partnership, limited liability company, trust, estate, association, governmental authority, or any other entity of any kind.

(g)     “Pre-Closing Straddle Period” means the portion of the Straddle Period that extends before the Closing Date though the Closing Date.

(h)     “Pre-Closing Tax Period” means any taxable period or portion thereof that ends on or before the Closing Date.

(i)     “Straddle Period” means any taxable period that begins on or before the Closing Date and ends on or after the Closing Date.

(j)     “Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

(k)     “Taxes” means (A) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority and (B) any liability for the payment of amounts determined by reference to amounts described in clause (A) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis, as a result of any obligation under any agreement or arrangement (including any Tax Sharing Arrangement), as a result of being a transferee or successor, or otherwise.

(l)     “Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing provided to any taxing authority with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Taxes, including any amendments thereto.

[remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

PURCHASER:

WELLCANA PLUS, LLC
By: K2 Logic, LLC, its Manager

By: /s/ Charles Hohorst

Name: Charles F. Hohorst, III

Title: Manager

By: /s/ Charles Rush

Name: Charles M. Rush

Title: Manager

SELLER:

GB SCIENCES, INC.

By: /s/ John C. Poss
Name: John C. Poss
Title: CEO and Chairman

COMPANY:

GB SCIENCES LOUISIANA, LLC

By: /s/ John Davis
Name: John Davis
Title: President

WGC:

WELLCANA GROUP, LLC

By: K2 Logic, LLC, its Manager

By: /s/ Charles Hohorst

Name: Charles F. Hohorst, III

Title: Manager

By: /s/ Charles Rush

Name: Charles M. Rush

Title: Manager